NEWS RELEASE

The Hartford To Sell Retirement Plans Business To MassMutual

Transaction expected to benefit The Hartford’s net statutory capital by $600 million on close

Hartford, Conn., Sept. 4, 2012 – The Hartford today announced that it has signed a definitive agreement to sell its Retirement Plans business to Massachusetts Mutual Life Insurance Company (MassMutual) for a cash ceding commission of $400 million, subject to adjustment at closing. The sale, which is structured as a reinsurance transaction, is expected to close by the end of 2012, subject to regulatory approvals and satisfying other customary closing conditions.

“Today’s announcement recognizes the strength of The Hartford’s Retirement Plans business and the innovation, dedication and talent of the team,” said The Hartford’s Chairman, President and CEO Liam E. McGee. “The agreement marks the second of three planned business sales as we continue to make good progress executing on our strategy. With The Hartford’s sharper focus on its historical strength in insurance underwriting, along with efforts to improve expense efficiencies, increase capital generation and reduce market risks, we are on the right path to deliver greater shareholder value.”

The Hartford expects the transaction to have no material impact on its GAAP financial results and to benefit net statutory capital by approximately $600 million, including the ceding commission and a reduction in required risk-based capital, on closing. The estimated GAAP and statutory financial impacts are based on June 30, 2012 values and are subject to change based on final adjustments, market conditions and financial results through closing date. These impacts are expected to be recognized in the quarter in which the transaction closes.

The Hartford’s Retirement Plans business is primarily a defined contribution business with $54.9 billion in assets under management as of June 30, 2012. The business serves more than 33,000 plans with more than 1.5 million participants, and has a strong presence in the small to mid-sized corporate 401(k) and tax-exempt markets. It also provides administrative services for defined-benefit programs. As a result of the agreement, The Hartford’s Retirement Plans employees will become part of MassMutual’s Retirement Services Division.

“This acquisition represents an important step for MassMutual and underscores our long-standing commitment to the retirement market. Following the closing of the transaction, we look forward to combining the best of our two organizations to offer enhanced capabilities and greater overall value across a broader retirement market,” said Roger Crandall, Chairman, President and CEO, MassMutual. “Our Retirement Services Division has experienced record growth in recent years and is an important contributor to MassMutual’s overall profitability and success. This transaction enables us to accelerate growth into new sectors, add complementary distribution capabilities, and nearly double the number of retirement plan participants we serve.”

As part of the agreement, The Hartford will continue to sell new retirement plans during a transition period, and MassMutual will assume all expenses and risk for these sales through a reinsurance agreement. Between now and the close of the transaction, there are no planned changes with respect to the day-to-day interactions or processes between The Hartford and its Retirement Plans’ distribution partners, plan sponsors and customers.

The Hartford’s financial advisors for the divestiture are Greenhill & Co. and Goldman, Sachs & Co. and the company’s legal advisors are Sidley Austin LLP.

About The Hartford

The Hartford Financial Services Group Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

About MassMutual
Founded in 1851, MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policyholders. The company has a long history of financial strength and strong performance, and although dividends are not guaranteed, MassMutual has paid dividends to eligible participating policyholders consistently since the 1860s. With whole life insurance as its foundation, MassMutual provides products to help meet the financial needs of clients, such as life insurance, disability income insurance, long term care insurance, retirement/401(k) plan services, and . In addition, the company’s strong and growing network of financial professionals helps clients make good financial decisions for the long-term.

MassMutual Financial Group is a marketing name for Massachusetts Mutual Life Insurance Company (MassMutual) and its affiliated companies and sales representatives. MassMutual is headquartered in Springfield, Massachusetts and its major affiliates include: Babson Capital Management LLC; Baring Asset Management Limited; Cornerstone Real Estate Advisers LLC; The First Mercantile Trust Company; MassMutual International LLC; MML Investors Services, LLC, Member FINRA and SIPC; OppenheimerFunds, Inc.; and The MassMutual Trust Company, FSB.

For more information, visit www.massmutual.com or find MassMutual on Facebook, Twitter, LinkedIn, YouTube and Google+.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2011 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

Media Contact:	Investor Contact:
Shannon Lapierre 860-547-5624 shannon.lapierre@thehartford.com	Sabra Purtill 860-547-8691 sabra.purtill@thehartford.com

Thomas Hambrick 860-547-9746 thomas.hambrick@thehartford.com